EXHIBIT 10.58

EXIT FEE AGREEMENT

THIS EXIT FEE AGREEMENT (this “Agreement”) is made as of May 27, 2005, by and between DIGITAL LAKESIDE, LLC, a Delaware limited liability company having an address at 560 Mission Street, Suite 2900, San Francisco, California 94105 (“Borrower”) and MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation, having an address at 1221 Avenue of the Americas, 27th Floor, New York, New York 10020 (“Lender”).

RECITALS:

A. Borrower, by one or more promissory notes of even date herewith given to Lender, is indebted to Lender in the aggregate principal sum of $100,000,000 or so much thereof as has been advanced pursuant to that certain Loan Agreement of even date herewith between Borrower and Lender (the “Loan”) (together with all extensions, renewals, modifications, substitutions and amendments thereof, the “Loan Agreement”).

B. Lender has required as a condition to making the Loan that Borrower enter into this Agreement.

AGREEMENT

For good and valuable consideration the parties hereto agree as follows:

Section 1 Definitions. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Loan Agreement or in this Section 1 hereof.

(a) “Exit Fee” shall mean a non-refundable fee to be paid to Morgan Stanley Mortgage Capital Inc., its affiliate or its designee (“Exit Fee Recipient”), subject to the provisions of this Agreement, in connection with the repayment or prepayment of the Loan equal to Five Hundred Thousand and No/100 Dollars ($500,000.00).

(b) “Permanent Financing” shall mean any mortgage and/or mezzanine financing or corporate debt, securities or bond offering funded or underwritten, in whole or in part, by Exit Fee Recipient, the proceeds of which will be used to pay off all or any portion of the Loan.

Section 2 Exit Fee. Borrower shall pay the Exit Fee to Exit Fee Recipient in connection with any payment of principal of the Loan in full, whether made in connection with a repayment of the Loan or a permitted or mandatory prepayment of the Loan in full, following an Event of Default or otherwise. Borrower shall pay such Exit Fee on the earliest of the following: the Maturity Date, the date of the acceleration of the principal amount of the Loan or, if the Loan is prepaid in full, the date of such prepayment of the Loan (the “Required Payment Date”). Borrower shall pay to Exit Fee Recipient one-half of one percent (0.5%) of the principal being repaid in connection with any partial prepayment of principal of the Loan on the date of such partial prepayment and the remainder of the Exit Fee, if any, shall be paid by Borrower to Exit Fee Recipient on the Required Payment Date. Notwithstanding the foregoing, Borrower shall not be obligated in connection with a mandatory partial prepayment of principal of the Loan to pay the Exit Fee on the date of such mandatory partial prepayment unless such mandatory prepayment shall result in a prepayment of principal of the Loan in full. In the event Exit Fee Recipient shall provide Permanent Financing of the Loan to any Person, Borrower shall be credited with the Exit Fee actually paid to Exit Fee Recipient against any fees charged by Exit Fee Recipient in connection with such Permanent Financing.

Section 3 Loan Documents. This Agreement shall for all purposes be a “Loan Document” as defined in the Loan Agreement.

Section 4 Event of Default. It shall be an Event of Default under the Loan Agreement if Borrower fails to comply with any of the terms, covenants or conditions of this Agreement for a period of ten (10) Business Days following written notice thereof by Lender to Borrower.

Section 5 Governing Law. This Agreement shall be governed, construed, applied and enforced in accordance with the laws of the State of New York and the applicable laws of the United States of America.

Section 6 Notices. All notices or other communications hereunder shall be in writing and shall be given in accordance with Section 11.6 of the Loan Agreement.

Section 7 No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 8 Liability. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 9 Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

Section 10 Headings, etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

Section 11 Duplicate Originals, Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 12 Exculpation. The provisions of Section 11.22 of the Loan Agreement are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date and year first written above.

BORROWER:

DIGITAL LAKESIDE, LLC, a Delaware limited liability company

By:	DIGITAL LAKESIDE HOLDINGS, LLC a Delaware limited liability company Its: Sole Member

	By:	DIGITAL REALTY TRUST, L.P., a Maryland limited partnership Its: Sole Member

		By:	DIGITAL REALTY TRUST, INC., a Maryland corporation Its: General Partner

			By:	/s/ MICHAEL FOUST
			Name:	Michael Foust
			Title:	CEO

LENDER:

MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation

By:	/s/ STEVEN R. MAEGLIN
Name:	Steven R. Maeglin
Title:	Vice President